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                                                                    EXHIBIT 99.2

                                      LOGO
      TO THE SHAREHOLDERS OF GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

      On September 27, 1999, Genesys Telecommunications Laboratories, Inc.'s board of directors approved a merger agreement between Alcatel and Genesys. The merger agreement provides for the merger of Genesys with a newly formed, wholly owned subsidiary of Alcatel.

      You will receive either Alcatel ADSs or cash in exchange for your Genesys common stock in the merger. The number of Alcatel ADSs or the amount of cash into which each share of your Genesys common stock will be converted depends on the average closing price of an Alcatel ADS during the 10-trading-day period ending 2 trading days prior to the special meeting of Genesys shareholders. That price is referred to as the "average closing price." If the average closing price of an Alcatel ADS is:

      - less than $33.00 and greater than $27.00, each share of Genesys common stock will be converted into 1.667 Alcatel ADSs;
      - $33.00 or greater, each share of Genesys common stock will be converted into the number of Alcatel ADSs equal to the quotient (calculated to three decimal places) obtained by dividing $55.00 by the average closing price;
      - $27.00 or less, each share of Genesys common stock will be converted into the number of Alcatel ADSs equal to the quotient (calculated to three decimal places) obtained by dividing $45.00 by the average closing price.

      In addition, if the average closing price of an Alcatel ADS is $24.00 or less, Alcatel may, at its option, deliver $45.00 in cash to Genesys shareholders instead of any Alcatel ADSs.

      Each Alcatel ADS represents one-fifth of a share of Alcatel common stock. Alcatel ADSs are listed on the New York Stock Exchange under the trading symbol "ALA," and on December 17, 1999 Alcatel ADSs closed at $40.625 per ADS.

      The merger cannot be completed unless the holders of a majority of Genesys common stock entitled to vote adopt the merger agreement. Only shareholders who hold their shares of Genesys common stock at the close of business on December 16, 1999 will be entitled to vote at the special meeting.

      AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND DECLARED THE MERGER ADVISABLE. GENESYS' BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND RECOMMENDS ITS ADOPTION BY YOU.

      This proxy statement/prospectus provides you with detailed information concerning Alcatel, Genesys and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THEDISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROXY STATEMENT/PROSPECTUS.

      Please use this opportunity to take part in the affairs of Genesys by voting on the adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT
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deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

      We appreciate your interest in Genesys and consideration of this matter.

                                          Ori Sasson
                                          Chief Executive Officer

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF ALCATEL COMMON STOCK OR THE ALCATEL ADSS TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This proxy statement/prospectus is dated December 20, 1999 and was first mailed to shareholders on or about December 21, 1999.

Genesys Telecommunications Laboratories, Inc.
1155 Market Street
San Francisco, CA 94103
Telephone: (415) 437-1171
Facsimile: (415) 437-1260